As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-252703

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AerSale Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-1751907 (I.R.S. Employer Identification No.)

255 Alhambra Plaza, Suite 435

Coral Gables, FL 33134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicolas Finazzo

Chief Executive Officer

AerSale Corporation

255 Alhambra Plaza, Suite 435

Coral Gables, FL 33134

(305) 764-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley Houser, Esq. Shane Segarra, Esq. Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, Florida 33131 Tel: (305) 374-8500	Martin Garmendia Chief Financial Officer AerSale Corporation 255 Alhambra Plaza, Suite 435 Coral Gables, FL 33134 (305) 764-3200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 3, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
warrants	750,000		$2.81	(2)	$2,107,500	(2)	$299.93
common stock, $0.0001 par value per share, underlying warrants	750,000		$11.50	(3)	$8,625,000	(3)	$940.99
common stock, $0.0001 par value per share	23,580,704		$15.00	(4)	$353,710,560	(4)	$38,589.82
common stock, $0.0001 par value per share, underlying warrants	17,250,000	(5)	$11.50	(5)	$198,375,000	(5)	$21,642.71
common stock, $0.0001 par value per share	1,854,169	(6)	$17.44	(6)	$32,336,708	(6)	$2,997.61
Total							$2,997.61	(7)

(1) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per warrant is $2.81, which is the average of the high and low prices of the warrants on February 1, 2021 on the Nasdaq Global Select Market.

(3) Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(4) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $15.00, which is the average of the high and low prices of the common stock on February 1, 2021 on the Nasdaq Global Select Market.

(5) Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(6) Consists of Earnout Shares (as defined in the registration statement) and contingent consideration shares of common stock that have been issued, being newly registered for resale by certain of the selling stockholders. Pursuant to Rule 429 under the Securities Act, this registration statement also relates to the securities described in footnote (6) below. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $17.44, which is the average of the high and low prices of the common stock on December 29, 2021 on the Nasdaq Global Select Market.

(7) Pursuant to Rule 457(p) under the Securities Act, the total registration fee due is offset by $61,473.45, representing the filing fee previously paid by the registrant with respect to (i) 750,000 private warrants, (ii) up to 750,000 shares of common stock, $0.0001 par value per share (“common stock”) that are issuable upon the exercise of the private warrants, (iii) up to 23,580,704 shares of common stock, all of which were previously registered and remain unsold pursuant to the registrant’s Registration Statement on Form S-1 (File Number 333-252703), filed and effective on February 8, 2021, as amended by the post-effective amendment no. 1, filed and effective on March 29, 2021, as supplemented by the prospectus supplements thereto, filed on February 10, 2021, March 31, 2021, May 11, 2021, August 11, 2021 and November 16, 2021, respectively (the “Prior Registration Statement”), and (iv) up to 17,250,000 shares of common stock issuable upon exercise of public warrants (which public warrants have been redeemed or exercised in full for shares of common stock and are no longer outstanding, as described in this registration statement).

EXPLANATORY NOTE

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act to satisfy the requirements of the Securities Act and the rules and regulations thereunder for the offering of (i) 750,000 private warrants, (ii) up to 750,000 shares of common stock that are issuable upon the exercise of the private warrants, and (iii) up to 23,580,704 shares of common stock, which offering of the securities described in (i), (ii), and (iii) above was previously registered by the registrant pursuant to the Prior Registration Statement, and (iv) up to 1,854,169 additional shares of the registrant’s common stock issued pursuant to certain earnout or contingent consideration rights in connection with the registrant’s Business Combination (as defined herein), which offering of shares is registered hereby. The combined prospectus in this registration statement, which is a new registration statement, also constitutes a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until this Form S-3 filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2022

AerSale Corporation

750,000 Warrants to Purchase Shares of Common Stock

Up to 750,000 Shares of Common Stock Issuable Upon Exercise of Private Warrants

Up to 25,434,873 Shares of Common Stock

This prospectus relates to (i) the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of 717,500 warrants purchased in a private placement concurrently with the initial public offering of Monocle Acquisition Corporation (the “IPO Private Warrants”), (ii) the offer and sale from time to time by the Selling Stockholders of 32,500 warrants issued at the closing of the initial public offering of Monocle Acquisition Corporation as a loan repayment (the “Loan Settlement Private Warrants” and, together with the IPO Private Warrants, the “Private Warrants” or the “Warrants”), (iii) the issuance by us and the offer and sale from time to time by the Selling Stockholders of up to 750,000 shares of common stock, $0.0001 par value per share (“common stock”) that are issuable upon the exercise of 750,000 Private Warrants, and (iv) the offer and sale from time to time by the Selling Stockholders of up to 25,434,873 shares of common stock, which includes an additional 1,854,169 shares of common stock that we issued to certain Selling Stockholders as Earnout Shares (as defined herein) or contingent consideration shares in connection with our Business Combination (as defined herein).

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ASLE”. On December 29, 2021, the closing price of our common stock was $17.73.

See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will receive in cash the proceeds from any exercise of Warrants and issuance of such shares underlying the Warrants pursuant to this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “AerSale,” “we,” “us,” “our” and similar terms refer to AerSale Corporation (f/k/a Monocle Acquisition Corporation) and its consolidated subsidiaries. References to “Monocle” refer to our predecessor company prior to the consummation of the Business Combination.

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FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Business Combination and the benefits of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Other factors that may impact such forward-looking statements include:

●	the benefits of the Business Combination;
●	the future financial performance of the post-combination company following the Business Combination;
●	the impact of the COVID-19 pandemic, including the Delta and Omicron variants of the virus, on our business;
●	changes in the market for our services;
●	expansion plans and opportunities;
●	changes in applicable Laws or regulations;
●	the inability to launch new services and products or to profitably expand into new markets;
●	the possibility we may be adversely affected by other economic, business, and/or competitive factors;
●	factors that adversely impact the commercial aviation industry;
●	fluctuation of market values for our aviation products;
●	our inability to repossess used commercial aircraft and engines when a lessee defaults and the cost of remarketing and releasing such repossessed equipment;
●	compliance with significant government regulations;
●	the success at our maintenance, repair and overhaul facilities is dependent on continued outsourcing by airlines;
●	a shortage of skilled personnel or work stoppages;
●	inability to obtain certain components and raw materials from suppliers;
●	competitive pressures;
●	risks associated with operating internationally;
●	the value of liens on our flight equipment;

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●	ownership rights over an engine affixed to an aircraft;
●	risks associated with business acquisitions;
●	continued availability of financing;
●	restrictive and financial covenants in our existing debt;
●	product and other liability claims;
●	risks associated with supplying equipment and services to the U.S. government;
●	cyber or other security threats or other disruptions;
●	compliance with environmental requirements;
●	payment of capital expenditures;
●	our lack of ownership of certain intellectual property that is important to our business;
●	dependence on our facilities;
●	damage to our reputation by improper conduct of employees, agents, and others;
●	limitations on employee compensation as a result of the CARES Act;
●	the loss of certain key employees;
●	insolvency of any of our customers;
●	exposure to intellectual property litigation;
●	and the factors described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

These forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.

Overview

Our mission is to provide full-service support to owners and operators of used commercial aircraft who lack the infrastructure and/or expertise to cost effectively maintain such aircraft during the second half of their operating life through their retirement from service. By providing a one-stop shop that integrates multiple service and product offerings, we save our customers time and money, while providing value to our shareholders through our operating efficiency. Our Asset Management Solutions segment, which represented approximately 67% and 62% of our revenue during the three and nine months ended September 30, 2021, respectively, acquires used commercial aircraft and engines from airlines and leasing companies as feedstock to support our business activities. Asset Management Solutions activities include the sale and lease of aircraft and engines, in addition to their disassembly for component parts that can be utilized as spare parts to support both third-party sales, and portfolio asset maintenance. Our TechOps segment, which represented approximately 33% and 38% of our revenue during the three and nine months ended September 30, 2021, respectively, provides maintenance, repair and overhaul services, in addition to aircraft modifications and upgrades to support the world’s most popular commercial aircraft, engines and components.

Background

Monocle Acquisition Corporation, our predecessor company (“Monocle”), was incorporated under the laws of the State of Delaware on August 20, 2018 as a special purpose acquisition company, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. Monocle completed its initial public offering in February 2019. On September 8, 2020, we entered into an Amended and Restated Merger Agreement with Monocle, Monocle Holdings Inc., a Delaware corporation and wholly owned subsidiary of Monocle (“NewCo”), AerSale Corporation, a Delaware Corporation (“AerSale”), Monocle Merger Sub 1 Inc., a Delaware corporation and a wholly-owned direct subsidiary of NewCo (“Merger Sub 1”), Monocle Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Monocle (“Merger Sub 2”), and Leonard Green & Partners, L.P., solely in its capacity as the Holder Representative, pursuant to which (a) Merger Sub 1 merged with and into Monocle, with Monocle surviving the merger as a wholly-owned direct subsidiary of NewCo (the “First Merger”), and (b) Merger Sub 2 merged with and into AerSale, with AerSale surviving the merger as a wholly-owned indirect subsidiary of NewCo (the “Second Merger” and, together with the other transactions contemplated by the Amended and Restated Agreement and Plan of Merger, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), Monocle changed its name to AerSale Corporation. AerSale was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Monocle was the legal acquirer in the Merger, because AerSale was deemed the accounting acquirer, the historical financial statements of AerSale became the historical financial statements of the combined company, upon the consummation of the Business Combination.

In connection with the consummation of the Business Combination and pursuant to the Amended and Restated Merger Agreement, (i) (a) immediately prior to the First Merger each issued and outstanding unit of Monocle, if not already detached, was detached and the holder thereof was deemed to hold one share of Monocle common stock, par value $0.0001 per share (“Monocle Common Stock”), and one warrant to purchase a share of Monocle Common Stock (“Monocle Warrant”), (b) pursuant to the First Merger each issued and outstanding share of Monocle Common Stock was exchanged on a one-for-one basis for a share of our common stock, par value $0.0001 per share, and (c) pursuant to the First Merger each outstanding Monocle Warrant was converted into and became the right to receive a warrant to purchase our common stock, exercisable for an equal number of shares of our common stock on the existing terms and conditions of such Monocle Warrant, and (ii) pursuant to the Second Merger, we directly acquired AerSale Aviation for aggregate consideration of $317,156,260, consisting of approximately $13,051,000 in cash and 30,410,540 shares of our common stock (the “Merger Consideration”).

Under the Amended and Restated Merger Agreement, the holders of AerSale Aviation’s preferred stock and common stock (the “AerSale Aviation Stockholders”) had the right to elect to receive all of their Merger Consideration in the form of our common stock. Enarey, L.P. and ThoughtValley LLP (each, an “Electing Holder”) both submitted elections to receive all of their Merger Consideration in the form of our common stock. Pursuant to the Amended and Restated Merger Agreement, the cash portion of the Merger Consideration that would have been payable to the Electing Holders was divided pro rata among all AerSale Aviation Stockholders that did not elect to receive all of their Merger Consideration in the form of our common stock. The Electing Holders also received, on a pro rata basis based on the number of shares of AerSale Aviation’s common stock held by all Electing Holders, an additional 215,626 shares of our common stock in the aggregate at the Closing.

Holders of AerSale Aviation’s common stock and holders of AerSale Aviation’s in-the-money stock appreciation rights also received a contingent right to receive up to 3,000,000 additional shares of our common stock in the aggregate (the “Earnout Shares”), with 1,500,000 of such Earnout Shares issuable if the closing sale price per share of our common stock is greater than $13.50 for any period of 20 trading days out of 30 consecutive trading days (the “Minimum Target”), and the remaining 1,500,000 of such Earnout Shares issuable if the closing sale price per share of our common stock is greater than $15.00 for any period of 20 trading days out of 30 consecutive trading days (the “Maximum Target”), in each case on or prior to the fifth anniversary of the Closing. The Electing Holders also received a contingent right to receive up to 646,875 additional shares of our common stock in the aggregate, with 323,438 of such shares issuable at the Minimum Target and the remaining 323,437 of such shares issuable at the Maximum Target, in each case on or prior to the fifth anniversary of the Closing. We, along with Monocle and the AerSale Aviation Stockholders also entered into a letter agreement on December 16, 2020, pursuant to which we agreed to increase the amount of additional contingent consideration that the Electing Holders are entitled to receive by 100,000 additional shares of our common stock in the aggregate, with 50,000 of such shares issuable at the Minimum Target and the remaining 50,000 of such shares issuable at the Maximum Target, in each case on or prior to the fifth anniversary of the Closing. As a result of the Minimum Target and Maximum Target being met, the Earnout Shares and contingent consideration shares have been issued.

On December 16, 2020, we, along with Monocle, Merger Sub 1, Merger Sub 2, AerSale, and solely in its capacity as the initial Holder Representative, Leonard Green, entered into Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger to reflect a revised tax withholding procedure with respect to the settlement of AerSale’s outstanding stock appreciation right (“SAR”) awards, pursuant to which (i) cash payments to the SAR holders were reduced in satisfaction of applicable withholding taxes, and then (ii) to the extent that the reduction of such cash payments were insufficient to satisfy such taxes, the remainder of the withholding taxes were paid by the applicable holders via a “net settlement” procedure whereby the we will withhold a number of shares of our common stock from each SAR holder that would otherwise be delivered in settlement of such SARs pursuant to the Amended and Restated Merger Agreement with a value equal to any remaining withholding taxes.

Concurrently with the execution of the Amended and Restated Merger Agreement, we, along with Monocle, Monocle’s founders, Monocle Partners, LLC and Cowen Investments II LLC (“Cowen”, and together with Monocle Partners, LLC, the “Founders”) and AerSale Aviation entered into an amended and restated founder shares agreement, which was amended by Amendment No. 1 thereto on December 16, 2020 (as amended, the “Amended and Restated Founder Shares Agreement”), pursuant to which the Founders forfeited an aggregate of 3,470,312 shares of Monocle Common Stock at Closing, with 842,188 of their founder shares remaining. The Founders also agreed to defer the vesting of an aggregate of 700,000 shares of Monocle Common Stock held by the Founders (the “Unvested Founder Shares”), half of which will vest at such time as the Minimum Target and the other half of which will vest at the Maximum Target. The Unvested Founder Shares will also vest upon the occurrence of a Liquidity Event (as defined in the Amended and Restated Founder Shares Agreement) on or prior to the fifth anniversary of the date of the Amended and Restated Founder Shares Agreement, solely to the extent the Liquidity Event Consideration (as defined in the Amended and Restated Founder Shares Agreement) is greater than $13.50, in which case half of the Unvested Founder Shares which will vest, or $15.00, in which case the other half of the Unvested Founder Shares will also vest. Pursuant to the Amended and Restated Founder Shares Agreement, the holders of the Unvested Founder Shares have retained the right to vote such Unvested Founder Shares prior to vesting. As a result of the Minimum Target and Maximum Target being met, the Unvested Founder Shares have vested.

In connection with the Amended and Restated Merger Agreement, immediately prior to the Closing, we consummated private placement transactions (the “Private Placements”) pursuant to subscription agreements (the “Subscription Agreements”), each dated December 16, 2020, with certain investors, pursuant to which we issued and sold an aggregate of 7,612,500 shares of our common stock for a total purchase price of $60.5 million. We also issued shares in lieu of fees for professional services to certain of our advisors of Monocle in connection with the closing of the Business Combination pursuant to issuance agreements, each dated December 16, 2020 (the “Issuance Agreements”). Pursuant to such Issuance Agreements, a portion of certain fees payable by Monocle in connection with the Business Combination were waived in exchange for an aggregate number of shares of our common stock equal to 362,437.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “ASLE”.

The rights of holders of our common stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated February 6, 2019, between Monocle and the Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section titled “Description of Our Securities.”

Recent Developments

On November 29, 2021, we provided notice to holders of all of our outstanding public warrants (the “Public Warrants”) to purchase 17,250,000 shares of our common stock that were issued under the Warrant Agreement as part of the units sold in our initial public offering, that we would be redeeming all of the Public Warrants for a redemption price of $0.01 per Public Warrant on December 29, 2021 (the “Redemption”). In accordance with Section 3.3.1(b) of the Warrant Agreement, following delivery of notice of the Redemption, all of our Public Warrants could only be exercised on a cashless basis in lieu of being redeemed. On December 29, 2021, we completed the Redemption and the Public Warrants ceased trading on Nasdaq. A substantial number of Public Warrants were exercised on a cashless basis in lieu of being redeemed, resulting in net issuances of 6,079,966 shares of our common stock under such public warrants. The Private Warrants that are still held by the initial holders or their permitted transferees were not subject to the Redemption.

Corporate Information

Our principal executive offices are located at 255 Alhambra Plaza, Suite 435, Coral Gables, Florida 33134. Our telephone number is (305) 764-3200. Our website address is www.aersale.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Monocle’s initial public offering of units, the base offering of which closed on February 2019, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks set forth herein or incorporated by reference into this prospectus, including the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as updated by our subsequent filings with the SEC. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.

Risks Related to Our Business and Industry

The coronavirus pandemic has had a material adverse impact on our business, operating results, financial condition, and liquidity, and the duration and extent of the pandemic could prolong or increase the adverse impact.

The COVID-19 pandemic has caused significant volatility in financial and other markets, which has raised the prospect of an extended global recession. The commercial aviation industry, including our operations, has been particularly and adversely impacted by the COVID-19 pandemic. Public health problems resulting from COVID-19 and precautionary measures instituted by governments and businesses to mitigate its spread, including travel restrictions, quarantines, shelter in place directives, and shutting down of non-essential businesses had contributed, and may continue to contribute, to a general slowdown in the global economy, and if it worsens, it could have a material adverse impact to the businesses of our customers, suppliers and distribution partners, and disrupt our operations. Changes in our operations in response to the COVID-19 pandemic or employee illnesses resulting from the pandemic, may result in inefficiencies or delays, including in sales and product development efforts and our manufacturing and supply chain, and additional costs related to business continuity initiatives, that cannot be fully mitigated through succession planning, employees working remotely, or teleconferencing technologies. The spread of COVID-19 along with related travel restrictions and operational issues has caused a decrease in the demand for air travel and has resulted in lower demand from civil aviation customers for our products. Passenger airline traffic has declined since March 2020, and the decrease had a material negative impact on the financial results for the year ended December 31, 2020. We may continue to see reduced demand in our non-cargo commercial businesses. Moreover, if the COVID-19 pandemic continues to result in decreased worldwide commercial activity, it could eventually adversely affect the demand for airline cargo services. Reduced numbers of aircraft flying or flight hours negatively impacts the demand for many of our products and services, and any prolonged reduction could materially and adversely affect our business, operating results, financial condition, and liquidity. While the full extent and long-term impact of the COVID-19 pandemic cannot be reasonably estimated with certainty at this time, COVID-19 has had a significant impact on our business, the businesses of our customers and suppliers, as well as our results of operations and financial condition, and may have a material adverse impact on our business, results of operations and financial condition in the long-term.

In addition, we source parts and components for our business from various suppliers around the world. Disruptions to our supply chain and business operations, or to our suppliers’ or customers’ supply chains and business operations, could have adverse effects on our ability to provide aftermarket support and services. Moreover, a prolonged epidemic or pandemic, or the threat thereof, could result in worker absences, lower productivity, voluntary closure of our offices and facilities, travel restrictions for our employees and other disruptions to our business. Any of these could have a material adverse effect on our business, financial condition or results of operations.

We have taken a number of actions in response to the decreased demand for certain products and services as a result of COVID-19, including reducing operating expenditures by eliminating certain contractor positions and reducing all non-essential spending. Certain of our facilities have experienced temporary disruptions as a result of the COVID-19 pandemic, and we cannot predict whether any of our facilities will experience more significant disruptions in the future.

We have also taken steps to improve our liquidity, including seeking financial assistance under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Certain of our subsidiaries have received $16.4 million from the U.S. Treasury Department (“Treasury”) through the Payroll Support Program under the CARES Act, of which $12.7 million was received prior to December 31, 2020 and the remaining amount was received during the first quarter of 2021. As part of the Payroll Support Extension Law, we entered into a new agreement with the Treasury on March 4, 2021 for the receipt of relief funds of $5.5 million. On April 21, 2021, we entered into another agreement with the U.S. Department of the Treasury for an additional $5.5 million of relief. In connection with the financial assistance we have received under the Payroll Support Program, we are required to comply with certain provisions of the CARES Act, including the requirement that funds provided pursuant to the Payroll Support Program be used exclusively for the continuation of payment of employee wages, salaries and benefits. In addition, we are subject to provisions prohibiting the repurchase of common stock and the payment of common stock dividends through September 30, 2022, as well as limitations on the payment of certain employee compensation through April  1, 2023. These restrictions may affect our operations and if we do not comply with these provisions, we may be required to reimburse up to 100% any previously received relief funds. In particular, limitations on compensation may adversely impact our ability to attract and retain senior management or attract other key employees during this critical time.

In addition, we cannot predict the impact that COVID-19 will have on our customers, suppliers, vendors, and other business partners, and each of their financial conditions; however, any material effect on these parties could adversely impact us. The impact of COVID-19 may also exacerbate other risks we are subject to, any of which could have a material effect on us.

In addition, the Delta variant of COVID-19, which appears to be the most transmissible variant to date, spread globally and, in the United States, COVID-19 cases remain elevated. Further, in November 2021, a new Omicron variant of COVID-19 was detected, which Omicron variant has since been detected in multiple countries, including the United States, and of which the potential severity is currently being evaluated. Public health officials and medical professionals have warned that COVID-19 cases may spike due to the Delta variant and/or the Omicron variant, particularly if vaccination rates do not quickly increase or if additional potent disease variants emerge. It is unclear how long the resurgence due to the Delta variant will last or the extent to which the Omicron variant will contribute to an increase in cases, how severe the Delta resurgence or a potential Omicron resurgence will be, and what safety measures governments will impose in response to such potential resurgences. If cases rise, mask mandates, social-distancing, travel restrictions and stay-at-home orders could be reinstated. Even before the increases in cases due to the Delta variant, many individuals remained cautious about resuming activities. The long-term impact of the Delta variant and the Omicron variant cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against the Delta and Omicron variants and the response by governmental bodies and regulators. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on our business. An extended period of economic disruption could have a material adverse impact on our business, results of operations, access to sources of liquidity and overall financial condition.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of common stock and Warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share.

We cannot currently determine the price or prices at which shares of our common stock may be sold by the Selling Stockholders under this prospectus.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to the Company regarding ownership of the common stock as of December 31, 2021, after giving effect to the Redemption and the transactions contemplated thereby, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the common stock;
●	each current named executive officer and director of the Company; and
●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 51,673,099 shares of common stock issued and outstanding as of December 31, 2021.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Beneficial Ownership
	Number of
Name and Address of Beneficial Owner(1)	Shares		Percentage
Directors and Officers
Nicolas Finazzo	2,932,249	(2)	5.7%
Robert B. Nichols	2,828,886	(3)	5.5%
Martin Garmendia	8,399	(9)	*
Basil Barimo	54,447	(10)	*
Craig Wright	42,486	(11)	*
Iso Nezaj	41,725		*
Gary Jones	1,252	(12)	*
Eric J. Zahler	1,998,219	(4)(5)	3.8%
Sai S. Devabhaktuni	1,998,219	(4)(5)	3.8%
Richard J. Townsend	1,998,219	(4)(5)	3.8%
C. Robert Kehler	21,000		*
Jonathan Seiffer	27,984,740	(6)	54.2%
Peter Nolan	6,000	(7)	*
Michael Kirton	27,984,740	(6)	54.2%
All Directors and Officers as a Group (19 individuals)	35,965,954		69.6%
Greater than 5% Stockholders	30,842,942		59.7%
Green Equity Investors CF, L.P., Green Equity Investors Side CF, L.P., LGP Associates CF LLC, GEI Capital CF, LLC, Leonard Green & Partners, L.P., LGP Management, Inc., Peridot Coinvest Manager LLC	27,984,740	(6)	54.2%
George P. Bauer Revocable Trust, dated 7/20/1990 and Greg P. Bauer	2,858,202	(8)	5.5%

*	Less than 1%.
(1)Unless otherwise noted, the business address of each of the following individuals is 255 Alhambra Plaza, Suite 435, Coral Gables, Florida 33134.

(2)Represents shares of our common stock held by Enarey, L.P. Nicolas Finazzo is the sole member and manager of Enarey, LLC, the sole general partner of Enarey, L.P. Accordingly, all of the shares held by Enarey, L.P. may be deemed to be beneficially held by Mr. Finazzo. Mr. Finazzo disclaims beneficial ownership of such securities.
(3)Represents shares of our common stock held by ThoughtValley LLP Robert B. Nichols is the sole member and manager of ThoughtValley, LLC, the sole general partner of ThoughtValley LLP. Accordingly, all of the shares held by ThoughtValley LLP. may be deemed to be beneficially held by Mr. Nichols. Mr. Nichols disclaims beneficial ownership of such securities.
(4)Represents shares of our common stock held by Monocle’s sponsor, Monocle Partners, LLC (the “Sponsor”). Eric J. Zahler, Sai S. Devabhaktuni, and Richard J. Townsend are managers of the Sponsor. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Zahler, Devabhaktuni, and Townsend. Each of Messrs. Zahler, Devabhaktuni, and Townsend disclaims beneficial ownership of such securities. The address for Monocle Partners, LLC is 750 Lexington Avenue, Suite 1501, New York, New York 10022.
(5)The interests shown consist of 1,368,385 shares of our common stock and 623,834 shares of our common stock issuable upon the exercise of 623,834 Private Warrants held by the Sponsor with an exercise price of $11.50 per share. The Private Warrants are exercisable within 60 days.
(6)Represents shares of our common stock held by Green Equity Investors CF, L.P., Green Equity Investors Side CF, L.P., LGP Associates CF LLC, GEI Capital CF, LLC, Leonard Green & Partners, L.P., LGP Management, Inc., and Peridot Coinvest Manager LLC (collectively, the “Green Funds”). Voting and investment power with respect to the shares held by the Green Funds is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such persons. Messrs. Seiffer and Kirton may be deemed to share voting and investment power with respect to such shares due to their positions or relationships with affiliates of the Green Funds, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025. Information included in this footnote is derived from a Schedule 13D/A filed on October 26, 2021.
(7)The address for Mr. Nolan is c/o Nolan Capital, Inc., 58 11th Street, Hermosa Beach, CA 90254.
(8)The interests shown consist of 2,125,000 shares of our common stock and 733,202 shares of our common stock issued upon the cashless exercise of Warrants held by the George P. Bauer Revocable Trust, dated 7/20/1990 (the “Bauer Trust”). George P. Bauer is the trustee and beneficiary of the Bauer Trust and has sole power to vote or direct the vote, and to dispose or direct the disposition, of 2,858,202 shares of our common stock owned by the Bauer Trust. The address for the Bauer Trust and George P. Bauer is 499 Silvermine Rd, New Canaan, Ct 06840. Information included in this footnote is derived from a Schedule 13D/A filed on December 28, 2021.
(9)Includes 313 shares that will be acquired within 60 days under the Company’s 2020 Employee Stock Purchase Plan.
(10)Includes 250 shares that will be acquired within 60 days under the Company’s 2020 Employee Stock Purchase Plan.
(11)Includes 1,252 shares that will be acquired within 60 days under the Company’s 2020 Employee Stock Purchase Plan.
(12)	Includes 1,252 shares that will be acquired within 60 days under the Company’s 2020 Employee Stock Purchase Plan.

SELLING STOCKHOLDERS

The Selling Stockholders acquired the shares of our common stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the business combination. Pursuant to the Subscription Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our common stock issued to the Selling Stockholders pursuant to the Subscription Agreements.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Stockholders, certain information as of December 31, 2021, regarding the beneficial ownership of our common stock by the Selling Stockholders and the shares of common stock offered by the Selling Stockholders. The applicable percentage ownership of common stock is based on approximately 51,673,099 shares of common stock outstanding as of December 31, 2021. Information with respect to shares of common stock owned beneficially after the offering assumes the sale of all of the shares of common stock offered and no other purchases or sales of our common stock. The Selling Stockholders may offer and sell some, all or none of their shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

			Number of		Common Stock
	Common Stock		Shares of		Beneficially Owned
	Beneficially		Common Stock	Number of	After the Offered Shares of
	Owned Prior to	Number of	Being	Warrants	Common Stock are Sold
Name of Selling Stockholder	Offering	Warrants	Offered(1)	Being Offered	Number	Percent
Alyeska Master Fund, L.P.(2)	750,000	—	750,000	—	—	*
Basil Barimo(3)	54,447	—	54,197	—	250	*
Blue Heron Partners, LP(2)	125,000	—	125,000	—	—	*
C. Robert Kehler(3)	21,000	—	15,000	—	6,000	*
Cadwalader, Wickersham & Taft LLP(5)	125,000	—	125,000	—	—	*
Calm Waters Partnership(2)	62,500	—	62,500	—	—	*
Charles McDonald(3)	1,271	—	1,271	—	—	*
Cowen Investments II LLC(6)(7)(8)	409,970	126,166	409,970	126,166
Chardan Capital Markets(3)(9)	8,750	—	8,750	—	—	*
CVI Investments, Inc.(2)	312,500	—	312,500	—	—	*
Don Manvel(3)	15,000	—	15,000	—	—	*
Enarey LLP(10)(11)(12)	2,932,249	—	2,828,886	—	103,363	*
Enrique Pizzi(3)	2,053	—	1,427	—	626	*
Florida Growth Fund LLC(3)	1,271,467	—	1,271,467	—	—	*
Frederick Craig Wright(3)	43,486	—	42,234	—	1,252	*
Gary Jones	1,252	—	—	—	1,252	*
George P. Bauer Revocable Trust(13)	2,858,202	—	1,925,000	—	933,202	1.8%
Graham Growth Partners LP(2)	116,875	—	116,875	—	—	*
Graham Institutional Partners LP(2)	386,375	—	386,375	—	—	*
Graham Partners LP(2)	59,250	—	59,250	—	—
Green Equity Investors CF, L.P. (14)	20,620,875	—	7,470,358	—	13,150,517	25.4%
Green Equity Investors Side CF, L.P. (14)	7,359,791	—	2,285,573	—	5,074,218	9.8%
Greenberg Traurig, LLP(5)	9,935	—	9,935	—	—	*
Iso Nezaj(3)	41,725	—	41,725	—	—	*
John Pescatore(3)	15,000	—	15,000	—	—	*
Kevin Hill(3)	1,207	—	894	—	313	*
LGP Associates CF LLC (14)	4,074	—	4,074	—	—	*
Martin Garmendia(3)	8,399	—	8,086	—	313	*
Monocle Partners, LLC(15)(16)(17)	1,992,219	623,834	1,992,219	623,834	—	*
MYDA Advantage, LP(2)	250,000	—	250,000	—	—	*
MYDA SPAC Select, LP(2)	250,000	—	250,000	—	—	*
Peter Grosskopf(2)	31,250	—	31,250	—	—	*
Peter Stalker III Living Trust(2)	12,500	—	12,500	—	—	*
PJT Partners LP(4)(18)	113,751	—	113,751	—	—	*
Rangeley Capital Partners, LP(2)	72,500	—	72,500	—	—	*
Rangeley Capital Partners II, LP(2)	52,500	—	52,500	—	—	*
Rangeley Capital Special Opportunties Fund, LP(2)	18,750	—	18,750	—	—	*
Ronald Wolf(3)	22,305	—	22,268	—	37	*
Sprott Focus Trust(2)	1,500,000	—	1,500,000	—	—	*
Tech Opportunities LLC(2)(20)	262,500	—	262,500	—	—	*
ThoughtValley LLP(11)(12)(19)	2,828,886	—	2,828,886	—	—	*
Tsukamoto-Weissman 2011 Trust(2)	100,000	—	100,000	—	—	*
The Anthony H. Pasarow Living Trust(2)	12,500	—	12,500	—	—	*
Vanessa Russi-Machado(3)	6,715	—	6,402	—	313	*
Walleye Opportunities Master Fund Ltd.(2)	312,500	—	312,500	—	—	*
Total Shares	45,456,529	750,000	26,184,873	750,000	—	*

*	Less than 1%
(1)The amounts set forth in this column are the number of shares of our common stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.
(2)Received such shares in connection with Private Placements pursuant to the Subscription Agreements.

(3)Received such shares as Merger Consideration.
(4)Received such shares as consideration for advisory and placement services rendered in connection with the Business Combination.
(5)Received such shares in lieu of fees for professional services in connection with the Business Combination.
(6)Received 216,894 shares in exchange for Monocle Common Stock rendered in connection with the Business Combination.
(7)Received 105,001 shares as consideration for advisory and placement services rendered in connection with the Business Combination pursuant to the Issuance Agreement.
(8)As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Shares of common stock held and being offered include (i) 283,804 shares of common stock and (ii) 126,116 shares of common stock underlying Private Warrants Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer (and FINRA member).
(9)Chardan Capital Markets is a registered broker-dealer (and FINRA member).
(10)Nicolas Finazzo is the sole member and manager of Enarey, LLC, the sole general partner of Enarey, L.P. Accordingly, all of the shares held by Enarey, L.P. may be deemed to be beneficially held by Mr. Finazzo. Mr. Finazzo disclaims beneficial ownership of such securities.
(11)Received 1,522,140 shares in connection with Private Placements pursuant to the Subscription Agreements.
(12)Received 500,000 shares as Merger Consideration.
(13)Received such shares in connection with Private Placements pursuant to the Subscription Agreements.
(14)Received 26,050,506 shares as Merger Consideration and 1,934,234 shares as a portion of the earn out consideration payable pursuant to the Merger Agreement. Voting and investment power with respect to the shares held by Green Funds is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such persons. Messrs. Seiffer and Kirton may be deemed to share voting and investment power with respect to such shares due to their positions or relationships with affiliates of the Green Funds, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(15)Received such shares in exchange for Monocle Common Stock rendered in connection with the Business Combination pursuant to the Amended and Restated Merger Agreement.
(16)Eric J. Zahler, Sai S. Devabhaktuni, and Richard J. Townsend are managers of Monocle Partners, LLC. Accordingly, all of the shares held by the Monocle Partners, LLC may be deemed to be beneficially held by Messrs. Zahler, Devabhaktuni, and Townsend. Each of Messrs. Zahler, Devabhaktuni, and Townsend disclaims beneficial ownership of such securities.
(17)Shares of common stock held and being offered include (i) 1,368,385 shares of common stock and (ii) 623,834 shares of common stock underlying Private Warrants.
(18)PJT Partners LP is a registered broker-dealer (and FINRA member).
(19)Robert B. Nichols is the sole member and manager of ThoughtValley, LLC, the sole general partner of ThoughtValley LLP. Accordingly, all of the shares held by ThoughtValley LLP. may be deemed to be beneficially held by Mr. Nichols. Mr. Nichols disclaims beneficial ownership of such securities.
(20)Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the Warrant Agreement. For a complete description, you should refer to our Charter, Bylaws and Warrant Agreement, copies of which have been filed as exhibits to this registration statement, as well as the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

General

Our Charter authorizes it to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Dividend rights

Holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our Board of Directors (“Board”) out of legally available funds.

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters properly submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of our directors.

Liquidation

Subject to applicable Law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, the holders of shares of our common stock will be entitled to receive all our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares of our common stock held by them.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our Board has the authority, without further action by the our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. No shares of preferred stock are outstanding.

Warrants

The Founders purchased 717,500 private units at a price of $10.00 per unit for an aggregate purchase price of $7,175,000 in a private placement that occurred prior to the IPO. In addition, the Company issued 32,500 warrants in a private placement at the closing of the IPO as a loan repayment. The Private Warrants received at the time of the IPO and by the Founders at the effective time of the First Merger (including our common stock issuable upon exercise of the Private Warrants) will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Founders, or their permitted transferees, has the option to exercise Private Warrants on a cashless basis.

Each Private Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Each Private Warrant will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation, as applicable.

Private Warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their Affiliates.

If Private Warrants are held by holders other than the Founders or its permitted transferees, such Private Warrants will be redeemable by us (such Warrants, the “Redeemable Private Warrants”). If we issue a notice of redemption, each Redeemable Private Warrant holder may exercise his, her or its Redeemable Private Warrants prior to the scheduled redemption date. However, the price of the shares of our common stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for the Redeemable Private Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Private Warrants.

If we call the Redeemable Private Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise its warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding Redeemable Private Warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the Redeemable Private Warrants to be so exercised, and the difference between the exercise price of the Redeemable Private Warrants and the fair market value (as determined under the Warrant Agreement) by (y) the fair market value.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s Affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Private Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (ii) one minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Private Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the Private Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the Private Warrants exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Private Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Private Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the Private Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Private Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Private Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender or exchange has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any Affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such Affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our common stock, the holder of a Private Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Private Warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by our stockholders in such a transaction is payable in the form of our common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Exclusive Venue

Our Charter, provides that, to the fullest extent permitted by Law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that the exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act, (ii) any other claim for which the federal courts have exclusive jurisdiction, (iii) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (iv) any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (v) any claim for which the Court of Chancery does not have subject matter jurisdiction. Furthermore, our Charter provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide that that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the Law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in certain circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

We have opted out of Section 203 of the DGCL.

In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances.

Our authorized common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our common stock and warrant agent is Continental Stock Transfer & Trust Company.

Stock Exchange

Our common stock currently trades on the Nasdaq Global Select Market under the symbol “ASLE.”

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders. The shares of common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of Nasdaq;
●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	to or through underwriters or broker-dealers;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions;
●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker -dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Holland & Knight LLP.

EXPERTS

The consolidated financial statements of AerSale Corp. as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read AerSale’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.AerSale.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC by us pursuant to the Exchange Act are incorporated by reference in this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 10, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 9, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 9, 2021;
●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 16, 2021, as amended by that Amendment No. 1 on Form 10-K/A filed on May 4, 2021;
●	The Current Reports on Form 8-K filed on April 20, 2021, June 21, 2021 and November 29, 2021; and
●	The Company’s Definitive Proxy Statement for its 2021 Annual Meeting of Stockholders, filed with the SEC on April 30, 2021.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Please make your request by writing or telephoning us at the following address or telephone number:

AerSale Corporation

255 Alhambra Plaza, Suite 435

Coral Gables, Florida 33134

(305) 764-3200

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$2,998
Legal fees and expenses	$50,000
Accounting fees and expenses	$15,000
Miscellaneous	$-
Total	$67,998

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

Exhibit No.	Document
2.1

Agreement and Plan of Merger, dated December 8, 2019, by and among Monocle Acquisition Corporation, Monocle Holdings Inc., AerSale Corp., Monocle Merger Sub 1 Inc., Monocle Merger Sub 2 LLC, and Leonard Green & Partners, L.P., in its capacity as the Holder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Monocle Acquisition Corporation on December 9, 2019).

2.2

Amendment No. 1 to the Agreement and Plan of Merger, dated August 13, 2020, by and among Monocle Acquisition Corporation, Monocle Holdings Inc., AerSale Corp., Monocle Merger Sub 1 Inc., Monocle Merger Sub 2 LLC, and Leonard Green & Partners, L.P., in its capacity as the Holder Representative (incorporated by reference to Exhibit 2.1 to the Form 10-Q filed by Monocle Acquisition Corporation on August 14, 2020).

2.3

Amended and Restated Agreement and Plan of Merger, dated September 8, 2020, by and among Monocle Acquisition Corporation, Monocle Holdings Inc., AerSale Corp., Monocle Merger Sub 1 Inc., Monocle Merger Sub 2 LLC, and Leonard Green & Partners, L.P., in its capacity as the Holder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Monocle Acquisition Corporation on September 8, 2020).

2.4

Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger, dated December 16, 2020, by and among Monocle Acquisition Corporation, Monocle Holdings Inc., AerSale Corp., Monocle Merger Sub 1 Inc., Monocle Merger Sub 2 LLC, and Leonard Green & Partners, L.P., in its capacity as the Holder Representative (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Monocle Acquisition Corporation on December 17, 2020).

4.1	Specimen Common Stock Certificate of Monocle Holdings Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 filed by Monocle Holdings Inc. on October 14, 2020).
4.2	Specimen Warrant Certificate of Monocle Holdings Inc. (incorporated by reference to Exhibit to the Registration Statement on Form S-4 filed by Monocle Holdings Inc. on October 14, 2020).
4.3

Warrant Agreement, dated February 6, 2019, between Monocle Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Monocle Acquisition Corporation on February 12, 2019).

5.1	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Powers of Attorney (incorporated by reference to the signature page hereto)

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on January 4, 2022.

AERSALE CORPORATION

/s/ Nicolas Finazzo
Name:	Nicolas Finazzo
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicolas Finazzo and Martin Garmendia, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Nicolas Finazzo	Chairman, Chief Executive Officer, Division President, TechOps and Director
Nicolas Finazzo		January 4, 2022
/s/ Robert B. Nichols	Vice Chairman, Division President, Asset Management Solutions and Director
Robert B. Nichols		January 4, 2022
/s/ Martin Garmendia	Chief Financial Officer, Treasurer and Secretary
Martin Garmendia		January 4, 2022
/s/ Jonathan Seiffer	Director
Jonathan Seiffer		January 4, 2022
/s/ Eric J. Zahler	Director
Eric J. Zahler		January 4, 2022
/s/ Sai S. Devabhaktuni	Director
Sai S. Devabhaktuni		January 4, 2022
/s/ Richard J. Townsend	Director
Richard J. Townsend		January 4, 2022
/s/ C. Robert Kehler	Director
General C. Robert Kehler		January 4, 2022
/s/ Peter Nolan	Director
Peter Nolan		January 4, 2022
/s/ Michael Kirton	Director
Michael Kirton		January 4, 2022